CR-96650

Certificate of Incorporation

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

I, **RONNIE WILLIAM ANGLIN** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all the requirements of the said Law in respect of registration were complied with by*

AQUASOL ENVIROTECH LTD.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 3rd Day of February Two Thousand

Given under my hand and Seal at George Town in the Island of Grand Cayman this Third day of February Two Thousand

(SGD. R.W. ANGLIN)

Assistant Registrar of Companies, Cayman Islands, B.W.I.

HE HATH FOUNDED IT UPON THE SEAS

CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG.____________________

D. EVADNE EBANKS
Asst. Registrar of Companies

Date. 1st October 2002